Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com
KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2016 RESULTS
DALLAS, April 22, 2016-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2016 results and confirmed its previous guidance for full-year 2016 adjusted earnings per share.
Executive Summary

•
First quarter 2016 net sales of $4.5 billion decreased 5 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales 7 percent. Organic sales rose 2 percent, including a 5 percent increase in developing and emerging markets.

•	Diluted net income per share for the first quarter was $1.50 in 2016 and $1.27 in 2015.

•
First quarter adjusted earnings per share were $1.53 in 2016 and $1.42 in 2015. Performance benefited from organic sales growth, cost savings, input cost deflation and a lower adjusted effective tax rate. Comparisons were negatively impacted by unfavorable foreign currency exchange rate effects and increased marketing, research and general spending on a local currency basis. Adjusted earnings per share in both years exclude certain items described later in this news release.

Chairman and Chief Executive Officer Thomas J. Falk said, “We continue to execute our Global Business Plan strategies for long-term success and we are confirming our previous top- and bottom-line outlook for 2016. In the first quarter, organic sales grew more than 2 percent and our adjusted operating profit margin improved by 90 basis points. We achieved $110 million of total cost savings from our FORCE program and 2014 Organization Restructuring and continued to allocate capital in shareholder-friendly ways.”
Falk added, “For the full-year, we continue to expect our organic sales to grow 3 to 5 percent. Compared to the first quarter, we expect more benefits from targeted growth initiatives, product innovations and improved net realized revenue. On the bottom-line, we continue to expect adjusted earnings per share to be in a range of $5.95 to $6.15. In summary, we expect to deliver on our commitments again this year.”
First Quarter 2016 Operating Results
Sales of $4.5 billion in the first quarter of 2016 were down 5 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales 7 percent as a result of the weakening of most currencies relative to the U.S. dollar. Organic sales rose 2 percent due to higher volumes.

First quarter operating profit was $804 million in 2016 and $748 million in 2015. Adjusted operating profit was $818 million in the first quarter of 2016 compared to $815 million in the year-ago period. Adjusted results in 2016 exclude $14 million of 2014 Organization Restructuring costs. Adjusted results in 2015 exclude a $45 million charge for a balance sheet remeasurement in Venezuela, $13 million of 2014 Organization Restructuring costs and $9 million of charges for pension settlements.
The year-over-year adjusted operating profit comparison benefited from organic sales growth, $95 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $15 million of savings from the 2014 Organization Restructuring. Input costs decreased $30 million, including $25 million of lower costs for raw materials other than fiber and $5 million of lower fiber costs. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $50 million and transaction effects also negatively impacted the comparison. Total marketing, research and general expenses increased on a local currency basis, driven by higher selling, administrative and research costs. On an adjusted basis, other (income) and expense, net was expense of $10 million in 2016 and $13 million in 2015. Results in both periods were driven by foreign currency transaction losses.
The first quarter effective tax rate was 28.3 percent in 2016 and 33.8 percent in 2015. The first quarter adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share, was 28.3 percent in 2016, down from 32.3 percent in 2015 as a result of benefits from certain tax planning initiatives. The company continues to expect that the full-year 2016 adjusted effective tax rate will be between 30.5 percent and 32.5 percent.
Kimberly-Clark’s share of net income of equity companies in the first quarter was $35 million in 2016 and $36 million in 2015. At Kimberly-Clark de Mexico, results benefited from organic sales growth, lower input costs and cost savings, but were negatively impacted by a weaker Mexican peso.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter of 2016 was $553 million versus $20 million in 2015. The increase was driven by lower pension contributions and tax payments. First quarter defined benefit pension plan contributions were $30 million in 2016 and $435 million in 2015.
Capital spending for the first quarter was $220 million in 2016 and $284 million in 2015. First quarter 2016 share repurchases were 1.1 million shares at a cost of $150 million. Total debt was $7.9 billion at March 31, 2016 and $7.8 billion at the end of 2015.
First Quarter 2016 Business Segment Results
Personal Care Segment
First quarter sales of $2.2 billion decreased 4 percent. Changes in currency rates reduced sales 9 percent. Volumes increased 3 percent and product mix was favorable by 1 percent. First quarter operating profit of $449 million decreased 1 percent. The comparison was impacted by unfavorable currency effects and increased marketing, research and general spending on a local currency basis, mostly offset by organic sales growth, cost savings and lower input costs.

Sales in North America increased 3 percent. Volumes improved 5 percent, while the combined impact of changes in net selling prices and product mix reduced sales 1 percent. Currency was unfavorable 1 percent. Adult care volumes increased double-digits, with benefits from category growth, innovations and market share gains. Baby wipes and child care volumes each rose mid-single digits, including benefits from innovations. Feminine care volumes advanced low-single digits and diaper volumes were even with year-ago levels.
Sales in developing and emerging markets decreased 11 percent, including an approximate 18 point drag from unfavorable currency rates. Changes in volumes, net selling prices and product mix each improved sales 2 percent. The volume growth included gains in China and portions of Latin America. Volumes were down in Brazil, as comparisons were impacted by difficult economic conditions and strong growth in the base period. The higher net selling prices were driven by Latin America and Eastern Europe in response to weaker currency rates and local cost inflation. Net selling prices declined in China due to increased promotion activity.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 7 percent, including a 9 point drag from unfavorable currency rates. Volumes rose 2 percent, driven by Australia. Product mix improved 2 percent, while net selling prices were off 2 percent.
Consumer Tissue Segment
First quarter sales of $1.5 billion decreased 5 percent. Currency rates were unfavorable by 5 percent. Net selling prices were up 1 percent, while changes in product mix reduced sales 1 percent. First quarter operating profit of $280 million decreased 4 percent. The comparison was impacted by unfavorable currencies, partially offset by cost savings.
Sales in North America increased 1 percent. Volumes were up 3 percent, while product mix was unfavorable 2 percent. Volumes improved in all product categories, led by paper towels.
Sales in developing and emerging markets decreased 14 percent, including a 14 point negative impact from currency rates. Net selling prices rose about 5 percent, while volumes fell 4 percent. The changes in net selling prices and volumes mostly occurred in Latin America.
Sales in developed markets outside North America fell 9 percent. Currency rates were unfavorable 7 percent. Volumes fell 2 percent, primarily in Western/Central Europe. Net selling prices declined 1 percent, while product mix improved 1 percent.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion decreased 4 percent. Changes in currency rates reduced sales 5 percent. Volumes and net selling prices each increased 1 percent, while product mix/other was unfavorable 1 percent. The decline in product mix/other included an approximate 2 percent impact from lower sales of nonwovens to Halyard Health, Inc. First quarter operating profit of $150 million increased 12 percent. The comparison benefited from organic sales growth and cost savings, partially offset by unfavorable currency effects.

Sales in North America increased 3 percent. Volumes improved 3 percent, driven by growth in washroom products and wipers. The combined impact of changes in net selling prices and product mix added 1 point to sales, while currency was unfavorable 1 percent.
Sales in developing and emerging markets decreased 11 percent, including a 15 point drag from currency rates. Net selling prices rose 5 percent and product mix improved 3 percent, while volumes were off 4 percent.
Sales in developed markets outside North America were down 8 percent. Changes in currency rates reduced sales 6 percent. Net selling prices fell 3 percent, while volumes advanced 1 percent.
2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be toward the high end of the previously communicated range of $130 to $160 million after tax ($190 to $230 million pre-tax). Cumulative pre-tax savings from the restructuring are expected to be toward the high end of the previously communicated range of $120 to $140 million by the end of 2017. First quarter 2016 restructuring costs were $10 million after tax ($14 million pre-tax), bringing cumulative costs to $147 million after tax ($210 million pre-tax). First quarter 2016 savings were $15 million, bringing cumulative savings to $85 million.
2016 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2016:

•	Negative foreign currency translation effects on net sales and operating profit are expected to be toward the low end of the previously assumed range of 5 to 6 percent.

•
The impact of changes in key cost inputs is expected to be between $0 and $150 million of deflation year-on-year compared to the prior range of $50 million of inflation to $100 million of deflation. The company is now assuming North American market prices of $820 to $850 per metric ton for eucalyptus pulp (prior estimate $840 to $870 per metric ton).

•	Benefits from higher net selling prices are expected to be somewhat lower than prior assumptions as a result of the updated estimates for changes in foreign currency exchange rates and cost inputs.

•
Net income from equity companies is anticipated to be similar to, or down somewhat, compared to 2015’s level. The prior assumption was for net income to be similar to, or up somewhat, year-on-year. The update assumes more negative currency effects at K-C de Mexico.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2014 Organization Restructuring. See previous discussion in this news release.

•
Venezuelan balance sheet remeasurement. In the first quarter of 2015, following the Venezuelan government’s elimination of the SICAD II exchange rate, the company recorded a charge for remeasuring the local currency balance sheet in Venezuela at the SIMADI floating exchange rate.

•
Pension settlement charges. In 2015, the company started to offer a lump-sum pension benefit payout option for certain plan participants. In addition, Kimberly-Clark purchased group annuity contracts that transferred to two insurance companies the pension benefit obligations for certain Kimberly-Clark retirees. As a result, the company recognized pension settlement charges in 2015, mostly in the second quarter.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.

Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 144-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the 2014 Organization Restructuring, the anticipated cost savings from the company’s FORCE program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2015 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended March 31
	2016	2015	Change
Net Sales	$4,476	$4,691	-4.6%
Cost of products sold	2,837	3,032	-6.4%
Gross Profit	1,639	1,659	-1.2%
Marketing, research and general expenses	825	849	-2.8%
Other (income) and expense, net	10	62	-83.9%
Operating Profit	804	748	+7.5%
Interest income	4	4	—
Interest expense	(76)	(72)	+5.6%
Income Before Income Taxes and Equity Interests	732	680	+7.6%
Provision for income taxes	(207)	(230)	-10.0%
Income Before Equity Interests	525	450	+16.7%
Share of net income of equity companies	35	36	-2.8%
Net Income	560	486	+15.2%
Net income attributable to noncontrolling interests	(15)	(18)	-16.7%
Net Income Attributable to Kimberly-Clark Corporation	$545	$468	+16.5%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.51	$1.28	+18.0%
Diluted	$1.50	$1.27	+18.1%

Cash Dividends Declared	$0.92	$0.88	+4.5%

Common Shares Outstanding	March 31
	2016	2015
Outstanding shares as of	360.2	364.3
Average diluted shares for three months ended	363.4	367.9

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2016
	As Reported	Charges for 2014 Organization Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,837	$—	$2,837
Gross profit	1,639	—	1,639
Marketing, research and general expenses	825	14	811
Operating profit	804	(14)	818
Income before income taxes and equity interests	732	(14)	746
Provision for income taxes	(207)	4	(211)
Effective tax rate	28.3%	—	28.3%
Net income attributable to Kimberly-Clark Corporation	545	(10)	555
Diluted earnings per share	1.50	(0.03)	1.53

	Three Months Ended March 31, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charge Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$3,032	$—	$8	$5	$3,019
Gross profit	1,659	—	(8)	(5)	1,672
Marketing, research and general expenses	849	—	5	—	844
Other (income) and expense, net	62	9	—	40	13
Operating profit	748	(9)	(13)	(45)	815
Income before income taxes and equity interests	680	(9)	(13)	(45)	747
Provision for income taxes	(230)	3	8	—	(241)
Effective tax rate	33.8%	—	—	—	32.3%
Net income attributable to Kimberly-Clark Corporation	468	(6)	(5)	(45)	524
Diluted earnings per share	1.27	(0.02)	(0.01)	(0.12)	1.42

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$635	$619
Accounts receivable, net	2,255	2,281
Inventories	1,902	1,909
Other current assets	359	617
Total Current Assets	5,151	5,426
Property, Plant and Equipment, Net	7,188	7,104
Investments in Equity Companies	284	247
Goodwill	1,498	1,446
Other Assets	699	619
TOTAL ASSETS	$14,820	$14,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$999	$1,669
Trade accounts payable	2,442	2,612
Accrued expenses	1,618	1,750
Dividends payable	332	318
Total Current Liabilities	5,391	6,349
Long-Term Debt	6,904	6,106
Noncurrent Employee Benefits	1,167	1,137
Deferred Income Taxes	594	766
Other Liabilities	371	380
Redeemable Preferred Securities of Subsidiaries	64	64
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	109	(174)
Noncontrolling Interests	220	214
Total Stockholders' Equity	329	40
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,820	$14,842

2016 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended March 31
	2016	2015
Operating Activities
Net income	$560	$486
Depreciation and amortization	172	194
Stock-based compensation	15	15
Deferred income taxes	(34)	171
Equity companies' earnings (in excess of) less than dividends paid	(30)	(35)
(Increase) decrease in operating working capital	(105)	(446)
Postretirement benefits	(16)	(414)
Charge related to Venezuelan operations	—	45
Other	(9)	4
Cash Provided by Operations	553	20
Investing Activities
Capital spending	(220)	(284)
Investments in time deposits	(59)	(46)
Maturities of time deposits	42	73
Other	8	(24)
Cash Used for Investing	(229)	(281)
Financing Activities
Cash dividends paid	(318)	(310)
Change in short-term debt	(675)	291
Debt proceeds	796	497
Debt repayments	(2)	(4)
Proceeds from exercise of stock options	31	41
Acquisitions of common stock for the treasury	(140)	(248)
Shares purchased from noncontrolling interest	—	(151)
Other	(7)	(12)
Cash (Used for) Provided by Financing	(315)	104
Effect of Exchange Rate Changes on Cash and Cash Equivalents	7	(45)
Increase (Decrease) in Cash and Cash Equivalents	16	(202)
Cash and Cash Equivalents - Beginning of Year	619	789
Cash and Cash Equivalents - End of Period	$635	$587

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2016	2015	Change
NET SALES

Personal Care	$2,207	$2,308	-4.4%
Consumer Tissue	1,496	1,574	-5.0%
K-C Professional	763	795	-4.0%
Corporate & Other	10	14	N.M.
TOTAL NET SALES	$4,476	$4,691	-4.6%

OPERATING PROFIT

Personal Care	$449	$455	-1.3%
Consumer Tissue	280	291	-3.8%
K-C Professional	150	134	+11.9%
Corporate & Other(a)	(65)	(70)	N.M.
Other (income) and expense, net(a)	10	62	-83.9%
TOTAL OPERATING PROFIT	$804	$748	+7.5%

(a)	Segment Operating Profit excludes other (income) and expense, net and expenses not associated with the business segments, including charges as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2016
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Personal Care	(4.4)	3	—	2	(9)
Consumer Tissue	(5.0)	—	1	(1)	(5)
K-C Professional	(4.0)	1	1	(1)	(5)
TOTAL CONSOLIDATED	(4.6)	2	—	—	(7)

(a) Mix/Other includes rounding.

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2016

	Estimated Range

ESTIMATED FULL YEAR 2016 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.95	-	$6.15
Adjustment for charges related to the 2014 Organization Restructuring	(0.06)	-	(0.03)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.89	-	$6.12

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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